Exhibit 99.1
Contact:
Kearstin Patterson
Director, Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics Reports 2008 Fourth Quarter and Year End Results
Corporate Highlights:
•	Enrollment in U.S. foot and ankle pivotal trial completed with 436 patients enrolled

•	Enrollment in EU foot and ankle clinical trial completed with 108 patients enrolled

•	Favorable clinical results in the Canadian foot and ankle pilot clinical trial for Augment Injectable Bone Graft

•	Favorable clinical results in the Augment Injectable Swedish distal radius fracture pilot study

•	United States Patent Office issued patent number 7,473,678 that will protect the Company’s Augment product line, as well as certain other PDGF product formulations, until at least June 2025
Franklin, Tenn. — March 12, 2009 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results as of and for the three and twelve months ended December 31, 2008. For the three months ended December 31, 2008, the Company reported a net loss of $12.2 million or $(0.65) per share, compared to a net loss of $6.9 million, or $(0.37) per share, for the same period in 2007. For the twelve months ended December 31, 2008, the Company reported a net loss of $8.0 million, or $(0.43) per share, compared to a net loss of $24.6 million, or $(1.37) per share, for 2007. The net loss for the three months ended December 31, 2008 includes a $3.2 million non-cash impairment charge on the Company’s investments in auction-rate securities. The net loss for the twelve months ended December 31, 2008 includes a $13.4 million non-cash impairment charge on the Company’s investments in auction-rate securities. The charge is classified as other-than-temporary impairment investment loss in the consolidated statements of operations for the three and twelve months ended December 31, 2008. The Company ended the year with $97.4 million of cash and cash equivalents and investments, including $46.6 million in auction rate securities that are currently not liquid.
Year End Clinical and Corporate Highlights
During 2008, BioMimetic made significant advancements in its product development programs and other critical business areas:
Augment™ Bone Graft

-	As of December 31, 2008, 436 patients were enrolled in the Company’s North American pivotal clinical study for its lead orthopedic product candidate Augment™ Bone Graft. Enrollment is now closed in this study. This study is designed to assess the safety and efficacy of Augment for the treatment of foot and ankle fusions as compared to autograft, the current gold standard for bone grafting in this type of surgery. The Company expects to release data from the trial in the fourth quarter of 2009.

-	The Company expects to file the pre-clinical and manufacturing/quality modules of its modular pre-market approval (PMA) application in the spring of 2009, and the clinical data module in the fourth quarter of 2009.

-	As of November 10, 2008, the European Union (EU) clinical study with Augment Bone Graft for the treatment of foot and ankle fusions was completely enrolled (108 patients). The Company expects that the data from the study, which should be available around year end 2009 or early 2010, will support EU and other worldwide filings on Augment Bone Graft.

-	A Device License Application (DLA) was filed with Health Canada in the second quarter of 2008. The DLA submission is required in Canada for approval of the commercialization of Augment as a medical device for use in the treatment of foot and ankle fusions. The Company recently received a letter from Health Canada setting forth what is believed to be the remaining open issues concerning the DLA. The Company is optimistic it can address these questions and anticipates a decision on the DLA around the middle of 2009.

-	A number of pre-clinical and clinical studies were successfully completed and are in various stages of publication. These studies further elucidate the mechanism of action, safety and effectiveness of the Company’s primary therapeutic protein, recombinant human platelet-derived growth factor (rhPDGF). For example, studies have demonstrated that the addition of rhPDGF-BB improves fracture healing in both diabetic and geriatric animals. (Hollinger 2008, Al-Zube 2009) Additionally, an independent study showed that humans who go on to nonunion after hindfoot fusion have lower levels of PDGF and vascular endothelial growth factor (VEGF) at the surgical site. (Koerner 2009)
Augment™ Injectable Bone Graft

-	The Company announced results from the Canadian pilot study investigating the use of Augment Injectable Bone Graft in patients being treated for foot and ankle fusions. The results of the study demonstrated that 100% of the patients achieved complete clinical success at six months after surgery. Additionally, analysis by CT scans demonstrated 90% fusion rates at three to four months post treatment. There were no serious adverse events (SAEs) related to the use of AIBG. The trial was an open-label study with seven of the ten patients having at least one risk factor for poor healing as a result of co-morbidities.

-	Results were also announced from the Swedish pilot study investigating the use of Augment Injectable for the treatment of distal radius (wrist) fractures. In the 21 patient, randomized, controlled study evaluating distal radius fractures treated with external fixation versus external fixation combined with Augment Injectable, patients treated with Augment Injectable demonstrated earlier bone formation at three and six weeks as measured by CT scans. The six month evaluation of complete bone fill was 100% (10/10) for Augment Injectable patients, as compared with 82% (9/11) for the control group. The product candidate was demonstrated to be safe, with no reported adverse events related to the study devices.
Corporate Highlights Announced

-	The United States Patent Office issued patent number 7,473,678 entitled “Platelet-Derived Growth Factor Compositions and Methods of Use Thereof”. This patent will provide the Company protection for its Augment product line, as well as certain other PDGF product formulations, until at least June 2025.

-	The U.S. Patent Office also approved of a 2.7 year patent term extension on a key patent that protects GEM 21S®, a product approved by the FDA for the treatment of bone loss associated with advanced periodontal disease. As a result of this extension, the patent’s term will extend to March 8, 2012.

-	An agreement with Deutsche Bank AG provides a loan facility enabling the Company to borrow up to 70% of the par value on certain FFELP-guaranteed student loan backed auction-rate securities the Company purchased, which will serve as collateral for the credit facility. Through this credit facility, the Company was able to borrow $39M. BioMimetic is working diligently to achieve full liquidity on these securities, and to that end, has filed an arbitration claim with the Financial Industry Regulatory Authority (FINRA) against Deutsche Bank AG asserting various claims relating to their purchases of auction rate securities on BioMimetic’s behalf.

-	The Marketing Authorization Application (MAA) for GEM 21S Growth-factor Enhanced Matrix was validated and accepted for review by the European Medicines Agency (EMEA) in March 2008. The Company recently received a preliminary report from the EMEA which raised a number of issues that the Company must address before the MAA will be approved. Approval of the MAA submission is required for commercialization and distribution of GEM 21S as a medicinal product in the EU. The Company estimates that it will receive the final report on the MAA submission by the middle of 2009. As previously announced, BioMimetic will receive a $10 Million milestone payment from Luitpold Pharmaceuticals, Inc. upon approval of GEM 21S in the EU. Based on the issues raised in the EMEA’s preliminary report, the timing of the receipt of the $10.0 million milestone payment is uncertain, and therefore, the Company’s financial guidance for 2009 excludes this payment.

-	The Company entered into a distribution agreement in April 2008 with Joint Solutions Alliance Corporation, a sales and distribution company for orthopedic products headquartered in Burlington, Ontario, Canada. As part of this agreement, Joint Solutions will act as the exclusive distributor of BioMimetic’s Augment and Augment Injectable products in Canada.
“The past year has been filled with challenges as we completed enrollment in both our U.S. pivotal trial and EU clinical study with Augment, released promising results in two pilot trials with our second orthopedic product candidate, Augment Injectable, and dealt with issues surrounding auction rate securities,” said Dr. Samuel E. Lynch, president and CEO of BioMimetic Therapeutics. “We finished 2008 strong and are now well positioned to file the pre-clinical and manufacturing/quality PMA modules for Augment very soon, followed by the clinical data package once our six month patient follow up is completed later this year. Further, the allowance of our patent last fall is a major step in building our intellectual property position and will enable us to exclude potential competitors from marketing similar or generic versions of Augment, Augment Injectable, GEM 21S and potentially other products the Company has in development until at least June 2025.
Additional Financial Results
For the three months ended December 31, 2008, the Company reported revenues of $1.8 million, which includes $1.6 million of royalty income and $0.2 million of sublicense fee income. This compares to revenues of $4.5 million for the three months ended December 31, 2007, which included $3.6 million of product sales of GEM 21S to Luitpold, $0.7 million of royalty income and $0.2 million of sublicense fee income.
For the twelve months ended December 31, 2008, total revenues were $3.1 million, which includes $2.1 million of royalty income and $1.0 million of sublicense fee income. This compares to revenues of $7.0 million for the twelve months ended December 31, 2007, which included $5.0 million of product sales of GEM 21S to Luitpold, $1.2 million of royalty income and $0.7 million of sublicense fee income.

Research and development expenses totaled $5.9 million for the three months ended December 31, 2008, compared to $6.0 million for the three months ended December 31, 2007. For the twelve months ended December 31, 2008, research and development expenses were $24.6 million, compared to $19.2 million for the twelve months ended December 31, 2007. The increase in 2008 research and development expenses was primarily due to clinical trials of the Company’s orthopedic product Augment in the United States, Canada and the European Union, as well as continuing expenses associated with new and ongoing pre-clinical studies and regulatory filings.
General and administrative expenses were $4.2 million for the three months ended December 31, 2008, compared to $2.8 million for the three months ended December 31, 2007. For the twelve months ended December 31, 2008, general and administrative expenses totaled $11.3 million, compared to $8.8 million for the twelve months ended December 31, 2007. The increase in 2008 general and administrative expenses was partially attributable to a $0.9 million increase in royalty expense, which was due to minimum contractual requirements. In addition, general and administrative expenses increased by another $1.6 million due to higher stock compensation expense, professional fees, and the facilities expansion to accommodate the Company’s growth.
2009 Financial Guidance
As of December 31, 2008, the Company’s consolidated balance sheet includes approximately $17.6 million of cash and cash equivalents, $33.2 million of short-term investments and $46.6 million of long-term investments in auction rate securities, which includes an impairment charge of $13.4 million on the Company’s investments in auction-rate securities.
Based on current operating plans, forecasted timing and costs of clinical trials and other product development programs, the Company anticipates its 2009 year-end balance of cash, cash equivalents and investments to range from $71 to $78 million, and anticipates that its net cash use will be between $19 and $26 million. This includes $10 million in time-based cash payments related to the sale of its orofacial therapeutic business to Luitpold Pharmaceuticals, Inc., which are due in 2009. Loss before income taxes for the year ending December 31, 2009 is forecasted to be in the range of $32 to $39 million.
Conference Call and Webcast
As previously announced, BioMimetic will be hosting a conference call and webcast on March 13, 2009 at 8:30 a.m. ET to discuss the fourth quarter and year end 2008 financial results. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.
The conference call may be accessed on March 13, 2009 by dialing 888.680.0878 (passcode: 97841529). The international dial in number is 617.213.4855, and the same passcode applies. Participants should dial in 10 minutes prior to the call if they have not pre-registered.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing regenerative protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of the rhPDGF-BB platform technology. Additionally, the Company has both completed and ongoing clinical trials with its product candidates Augment and Augment Injectable in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist. The Company’s previously approved product and lead product candidates all combine recombinant protein therapeutics (rhPDGF-BB) with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
GEM 21S is the registered trademark of Luitpold Pharmaceuticals, Inc., who now owns and markets that product.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.
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BIOMIMETIC THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$17,534,963	$25,482,587
Investments — short term	33,218,233	—
Receivables — trade	1,084	2,243,318
Receivables — other	11,635,778	1,144,755
Prepaid expenses	503,032	681,189
Assets held for sale	—	3,436,911

Total current assets	62,893,090	32,988,760
Investments — long term	46,624,040	41,800,000
Inventory	1,261,987	787,132
Prepaid expenses — long term	58,673	—
Property and equipment, net	7,014,262	5,559,930
Capitalized patent license fees, net	4,983,729	6,003,321
Deposits	2,284,608	2,478,823

Total assets	$125,120,389	$89,617,966

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,325,907	$4,150,093
Accrued payroll, employee benefits and payroll taxes	2,304,016	1,665,838
Other accrued expenses	2,392,236	1,201,277
Current portion of capital lease obligations	18,187	17,351
Deferred liability	—	1,250,000
Deferred revenue	971,188	973,849

Total current liabilities	10,011,534	9,258,408
Accrued rent — related party	399,256	362,200
Capital lease obligations	34,713	52,900
Deferred revenue	16,520,866	17,492,055
Note payable	39,100,000	—

Total liabilities	66,066,369	27,165,563

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized; no shares issued and outstanding as of December 31, 2008 and 2007	—	—
Common stock, $0.001 par value; 37,500,000 shares authorized; 18,714,067 shares issued and outstanding as of December 31, 2008; 18,351,312 shares issued and outstanding as of December 31, 2007	18,714	18,351
Additional paid-in capital	131,262,570	126,791,861
Accumulated other comprehensive income	135,542	—
Accumulated deficit	(72,362,806)	(64,357,809)

Total stockholders’ equity	59,054,020	62,452,403

Total liabilities and stockholders’ equity	$125,120,389	$89,617,966

BIOMIMETIC THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007	2006
Revenues:
Product sales	$—	$5,039,608	$2,592,228
Royalty income	2,144,234	1,213,481	569,065
Sublicense fee income	973,849	740,630	709,841
Collaborative research and development	—	—	224,146
Other revenue	30,301	36,565	38,659

Total revenues	3,148,384	7,030,284	4,133,939
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	—	3,939,538	2,211,770
Research and development	24,560,975	19,218,378	11,675,882
General and administrative	11,252,445	8,828,870	6,516,502
Depreciation and capital lease amortization	1,423,341	1,129,816	842,208
Patent license fee amortization	2,663,299	2,233,698	2,115,987

	39,900,060	35,350,300	23,362,349

Loss from operations	(36,751,676)	(28,320,016)	(19,228,410)
Interest income, net	247,134	1,710,085	2,165,033
Investment (loss) income, net	(10,796,893)	1,951,545	—
Gain (loss) on disposal of equipment	5,025	2,343	(687)
Gain on disposal of orofacial therapeutic business	39,291,413	—	—

Loss before income taxes	(8,004,997)	(24,656,043)	(17,064,064)
Income taxes	—	(74,291)	—

Net loss	(8,004,997)	(24,581,752)	(17,064,064)
Preferred stock accretion	—	—	(132,026)

Net loss attributable to common stockholders	$(8,004,997)	$(24,581,752)	$(17,196,090)

Basic and diluted net loss per share attributable to common stockholders	$(0.43)	$(1.37)	$(1.62)

Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	18,529,068	17,951,147	10,589,969